M3Sixty Funds Trust 485BPOS

Exhibit 99(g)(2)

SCHEDULE I

Series of the Principal

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

M3Sixty Funds Trust

And

MUFG Union Bank, N.A.

Effective Date: April 13, 2020

6734309720	FM INVESTMENTS LARGE CAP FOCUSED FUND

6734308040	COGNIOS LARGE CAP VALUE FUND

6734308050	COGNIOS LARGE CAP GROWTH FUND

6734305560	COGNIOS MARKET NEUTRAL LARGE CAP FUND

6734305561	COGNIOS MARKET NEUTRAL LARGE CAP FUND COLLATERAL ACCOUNT

6734305562	COGNIOS MARKET NEUTRAL LARGE CAP FUND MINIMUM ACCOUNT

By: M3Sixty Funds Trust, “Principal”	By: MUFG Union Bank, N.A., “Custodian”

/s/ Ted L. Akins	/s/ Brian Swanson
Authorized Signature	Authorized Signature

Ted L. Akins, Assistant Secretary	Brian Swanson, Vice President
Name & Title	Name & Title

April 14, 2020	April 14, 2020
Date	Date